 GLOBALSTAR ANNOUNCES SECOND QUARTER 2023 RESULTS

Covington, LA, August 3, 2023 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended June 30, 2023.

“Globalstar continued to see robust growth during the second quarter, with a significant improvement in profitability resulting from a 50% increase in revenue over the prior year's quarter. Notably, Adjusted EBITDA was up 86% over the same period and ending liquidity was $65 million, more than double our cash balance at year end. Importantly, service revenue increased beyond the scope of our wholesale agreement, reflecting organic growth powered by our efforts in IoT” said Rebecca Clary, Chief Financial Officer. Clary continued, “As a result of our sustained growth, we are tightening our previously issued guidance, increasing the low end of the 2023 revenue range from $185 million to $200 million.”

Dave Kagan, Chief Executive Officer, commented, “This quarter’s results further attest to the initiatives we embarked on to transform the Company along our four pillars – wholesale, legacy, IoT and terrestrial spectrum. We have laid a solid foundation in each to capture the significant opportunities on the horizon, armed with a unique portfolio of assets. We are all very proud and humbled by the lifesaving impact Globalstar is enabling around the world, and we are nowhere near finished.”

FINANCIAL REVIEW

Total Revenue

Total revenue increased $18.3 million, or 50%, to $55.1 million during the second quarter of 2023 compared to the second quarter of 2022, due to increases in both service revenue and revenue generated from subscriber equipment sales.

Service Revenue

Service revenue increased $15.6 million, or 47%, during the second quarter of 2023, due primarily to higher wholesale capacity service revenue. This category of revenue, which increased $16.7 million from the prior year quarter, includes fees earned under our Service Agreements. This increase was due largely to the launch of Phase 1 service in November 2022 and our continued performance associated with the construction of additional satellites.

The primary highlight of our subscriber driven revenue sources continues to be growth in Commercial IoT, which saw a revenue increase of 6% from the second quarter of 2022, due to an increase in the subscriber base. Notably, gross subscriber activations were up 21% over the last twelve months, compared to the preceding twelve-month period, reaching a record high in any twelve-month period since we started selling Commercial IoT products. Momentum continues to build as we further expand into new verticals, launch new products and pursue new distribution relationships.

Regarding our legacy services, SPOT was down due to fewer average subscribers. Equipment sales and gross activations over the last twelve months were impacted for several quarters by inventory shortages and back orders of two of our core SPOT products. Second quarter 2023 was the first full quarter of normal production of these devices and we have seen a correlated increase in activations during this timeframe. Duplex service revenue declined at an expected rate due to attrition in the subscriber base, offset partially by an ARPU increase.

Subscriber Equipment Sales

Subscriber equipment sales increased $2.7 million or 71% in the second quarter of 2023 compared to the second quarter of 2022. Device sales have returned to a typical cadence in 2023, reflecting a significant improvement over the prior year, which was negatively impacted by supply chain disruptions.

Commercial IoT equipment sales revenue increased more than 100% from the prior year's quarter for the third consecutive quarter. We expect this trend to continue as our sales pipeline remains active.

SPOT equipment revenue increased 50% from the prior year's quarter as retailers placed orders ahead of our strongest selling season. We expect equipment sales to continue to increase as we move through 2023 as all SPOT products are being manufactured in the ordinary course of business.

Income (Loss) from Operations

Income from operations was $2.6 million during the second quarter of 2023, compared to loss from operations of $11.4 million during the second quarter of 2022. Higher revenue (discussed above) was offset partially by an increase in operating expenses.

Cost of services was higher due primarily to expenses associated with new gateway sites as we expanded and upgraded our global ground network to support wholesale capacity services. A significant portion of these costs are reimbursed to us in connection with our Service Agreements, and this consideration is recognized as revenue. Higher information technology and software maintenance costs associated with enhanced cyber and physical security and our recently launched ERP platform also contributed to the increase in costs quarter over quarter.

The increase in cost of subscriber equipment sales is in line with the increase in equipment revenue; margin percentages were down slightly due to the mix of products sold in each respective quarter.

Management, general and administrative costs (MG&A) costs were higher during the second quarter of 2023 due primarily to stock-based compensation costs incurred from performance-based grants over the past twelve months. Higher legal and professional fees also increased during the second quarter of 2023 due to various efforts, including increased regulatory work, government relations and negotiations of new commercial arrangements.

Net Income (Loss)

Net income was less than $0.1 million for the second quarter of 2023, compared to net loss of $26.8 million for the second quarter of 2022. This variance was due primarily to an improvement in operating income (discussed above), coupled with lower interest expense and a favorable fluctuation in foreign currency gains (losses). Interest expense was lower during the second quarter of 2023 due to the payoff of the 2019 Facility Agreement during the first quarter of 2023, as well as higher capitalized interest (which reduces interest expense) due to an increase in capital expenditures as we complete work related to our new satellites.

Adjusted EBITDA

Adjusted EBITDA was $27.0 million during the second quarter of 2023, an increase of $12.5 million or 86%, compared to the prior year's quarter due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed. Adjusted EBITDA is a non-GAAP financial measure. For more information on its usage and presentation, as well as a reconciliation to GAAP net income (loss), refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA”.

Liquidity

As of June 30, 2023, we held cash and cash equivalents of $65.3 million, compared to $32.1 million as of December 31, 2022. Over the next twelve months, our sources of cash are also expected to include operating cash flows generated from the business and payments from our Partner under the 2023 Funding Agreement. These sources of cash will be used to pay capital expenditures associated with the new satellites and debt service costs.

FINANCIAL OUTLOOK

We update our previously issued financial guidance for full year 2023 with anticipated results included below. Note that this outlook excludes revenue from terrestrial spectrum opportunities.

◦ Total revenue between $200 million and $230 million, which would represent an increase of approximately 35% to 55% over 2022 total revenue.

◦ Adjusted EBITDA margin of approximately 55%, compared to 39% in 2022.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Thursday, August 3, 2023. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/69gz3m5f

If you would like to participate in the live question and answer session following the Company’s conference call, please dial 1 (800) 715-9871 (US and Canada), 1 (646) 307-1963 (International) and use the participant pass code 9019515.

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation assures secure data transmission for connecting and protecting assets, delivering key operational data, and saving lives – from any location – for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53/n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel with a growing ecosystem to improve customer wireless connectivity. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, future increases in our revenue and profitability, our ability to meet our obligations under, and profit from, the Service Agreements, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2023	2022
Revenue:
Service revenue	$48,648	$33,048
Subscriber equipment sales	6,424	3,752
Total revenue	55,072	36,800
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	12,246	10,695
Cost of subscriber equipment sales	5,662	3,113
Marketing, general and administrative	12,654	9,693
Reduction in the value of long-lived assets	—	525
Depreciation, amortization, and accretion	21,890	24,130
Total operating expenses	52,452	48,156
Income (loss) from operations	2,620	(11,356)
Other (expense) income:
Interest income and expense, net of amounts capitalized	(5,070)	(7,187)
Derivative gain (loss)	299	(1,242)
Foreign currency gain (loss)	2,038	(7,123)
Other	148	272
Total other expenses	(2,585)	(15,280)
Income (loss) before income taxes	35	(26,636)
Income tax expense	26	121
Net income (loss)	$9	$(26,757)

Net loss attributable to common shareholders	(2,635)	(26,757)
Net loss per common share:
Basic	$0.00	$(0.01)
Diluted	0.00	(0.01)
Weighted-average shares outstanding:
Basic	1,813,393	1,799,886
Diluted	1,813,393	1,799,886

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2023	2022
Net income (loss)	$9	$(26,757)

Interest income and expense, net	5,070	7,187
Derivative (gain) loss	(299)	1,242
Income tax expense	26	121
Depreciation, amortization, and accretion	21,890	24,130
EBITDA	26,696	5,923

Non-cash compensation	2,532	1,241
Foreign exchange gain and other	(2,186)	6,851
Reduction in value of inventory and long-lived assets	—	541
Adjusted EBITDA (1)	$27,042	$14,556

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2023		2022
	Service	Equipment	Service	Equipment
Revenue
Subscriber
Duplex	$6,359	$17	$6,936	$143
SPOT	11,039	2,513	11,536	1,674
Commercial IoT	5,356	3,901	5,038	1,908
Wholesale capacity services	25,478	—	8,825	—
Engineering and other	416	(7)	713	27
Total revenue	$48,648	$6,424	$33,048	$3,752

Average subscribers
Duplex	34,974		42,723
SPOT	261,734		277,815
Commercial IoT	466,609		433,578
Other	385		437
Total average subscribers	763,702		754,553

ARPU (1)
Duplex	$60.61		$54.12
SPOT	14.06		13.84
Commercial IoT	3.83		3.87

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.